CONTACT:          Company:                                                 Investors:
Jeff Reynolds                                                       Matt Kreps
972-377-2339                                                        469-362-5960
jreynolds@onlysweet.com                               matt@magnoliair.com

FOR IMMEDIATE RELEASE

Sunwin International Reports Profitable 2009 Second Quarter
Q2 2009 Net Income Up 135%, Positioning for Increased Global and USA Stevia Demand

Qufu, China, December 17, 2008 – Sunwin International Neutraceuticals, Inc. (OTCBB: SUWN) a leader in the production and distribution of Chinese herbs, veterinary medicines and one of the world's leading producers of all natural, zero calorie Stevia in China, today announced its second quarter results for fiscal 2009 for the quarter ended October 31, 2008.

The quarter showed continued growth in revenue and a significant rise in net income even as the company increased general and administrative expenses ahead of further global sales growth. Recent developments in the US market where Stevia is pending FDA approval as a sweetener ingredient include an announcement by Coca Cola to launch in the U.S. an all natural low calorie beverage using Stevia and comments by Pepsi Co. of products launched in markets outside the U.S. Sunwin is positioned to become the largest independent Stevia provider able to supply across the US market for table top, wholesale and bulk sale needs.

Financial Highlights:

Revenues for the second quarter of fiscal 2009 increased 15.4% to $6.56 million as compared to revenues of $5.68 million in the second quarter of fiscal 2008. Net income in the second quarter of fiscal 2009 was approximately $421,000, a 135% increase compared to approximately $179,000 in the second quarter of fiscal 2008.

For the first half of fiscal 2009, revenue increased 29.2% to $12.79 million and net income increased 47.5% to more than $715,000. Gross margins remain steady at approximately 25% reflecting variances and offsets in costs related to the global economic upheavals affecting the cost of raw materials, energy and shipping. The company was able to control costs in order to maintain its current margins.

The significant increase in quarter over quarter net income was primarily attributable to ongoing revenue growth, cost controls and efficiency gains within the business, less increased general and administrative expenses associated with the company’s organic and strategic growth. Selling expenses declined year over year. Income from operations net of these changes increased 192% on a quarter to quarter comparison. Sunwin also became a tax payer in China reducing the current year quarterly net income by $92,430 compared to no income taxes paid in the prior year quarter. First half net income was reduced by $166,600 in taxes year to date compared to the prior year period of zero taxes paid.

The fiscal second quarter is the major purchasing period for Stevia raw leaf stock by the Company and as a result, inventories increased through raw materials purchases from $4.7 million at fiscal 2008 year end to $9.2 million at the end of the second quarter ahead of expected demand. While inventories increased substantially, cash and cash equivalents as of October 31, 2008 were $6.78 million, down only slightly from $6.81 million at fiscal 2008 year end. This demonstrates the company’s increasing ability to generate internal working capital to fund its growth programs as it addresses the increasing worldwide demand for Stevia products.

President and Chairman Laiwang Zhang, commented, “Sunwin posted yet another strong quarter of growth, profit and conservative fiscal management of the company’s assets. The company made significant inventory purchases to increase stevia production to meet expected growth in global demand, eventually to include expected high US market demand as product manufacturers are openly discussing their plans to launch low calorie products using Stevia upon FDA approval. Sunwin is uniquely positioned to address this potential demand as a vertically integrated supplier able to provide both intermediate grades needed by other producers to create high grade Stevia, as well as produce and deliver high grade Stevia customized to a customer’s particular needs at competitive costs. In the interim, Sunwin continues to grow its business outside the US in current and recently approved markets to the benefit of the bottom line for our shareholders.”

Outlook:

Sunwin expects to continue its growth in international markets where the bulk of Stevia sales are today through increased production at its present facilities and broader distribution of product through wholesale channels, as well as the provision of mid-grade Stevia to other manufacturers who face limited supply scenarios of this product critical for the production of high-grade Stevia.

The company anticipates its acquisition of a 60% interest in Qufu Shengwang Stevia Biology and Science Company will add revenue and profit in the quarters ahead by expanding the business base in agricultural products and profitably monetizing Stevia waste products generated from the production of Stevia.

Sunwin’s proprietary OnlySweet™ brand of dietary supplements sold in retail stores across the US continues to grow with increasing interest from major chain retailers and online distributors. OnlySweet unit sales increased 34% during the second quarter of 2009 as compared to the prior year. Expected US approval of Stevia is expected to open further distribution and sales of the tabletop product currently sold, as well as significantly increase wholesale and bulk opportunities for the food and beverage industry in which Sunwin currently participates. Sunwin’s customer Zevia was recently featured as one of the fastest growing companies in its category, which we believe is a strong indication of the US market potential for Stevia and Sunwin.

Jeff Reynolds, President of the company’s US subsidiary, commented, “The company continues to see needs for increasing production of both mid-grade and high-grade Stevia to meet growing global demand, and anticipates demand increasing upon US FDA approval of Stevia. We believe that US approval will also open significant interest in launching new products, which will increase Stevia demand, as well as create additional demand on currently limited industry production capacity for high-grade Stevia. Sunwin is uniquely positioned as a vertically integrated producer and seller to meet the need for high quality Stevia at competitive prices.”

Company Background:

Sunwin International Neutraceuticals, Inc. engages in the areas of essential traditional Chinese medicine, zero calorie natural sweeteners (stevia), and veterinary medicines and feeds prepared from 100 percent organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. For more info about Sunwin, please visit http://www.sunwininternational.com

Safe Harbor Statement

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Sunwin International Neutraceuticals, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance and expectations regarding revenues, net income and earnings. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our expectations regarding FDA approval of stevia in the U.S. and the acceptance of stevia in the American consumer market.  In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: the business operating risks and new and competing sugar substitutes..

We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and our reports on Form 10-Q.

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	October 31,	April 30,
	2008	2008
ASSETS	(Unaudited)	(Restated)
CURRENT ASSETS:
Cash	$6,782,197	$6,811,136
Accounts receivable, net	3,741,691	4,163,839
Inventories, net	9,226,294	4,707,044
Taxes receivable	180,441	-
Prepaid expenses and other assets	173,546	264,576
Due from related party	2,173,562	-
Total Current Assets	22,277,731	15,946,594

PROPERTY AND EQUIPMENT	17,234,044	14,151,293
LAND USE RIGHT	2,335,165	-

Total Assets	$41,846,940	$30,097,887

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,234,322	$2,649,817
Notes payable	100,000	-
Advances from customers	-	12,726
Taxes payable	3,610	401,808
Due to related party	65,859	431,443
Total Current Liabilities	4,403,791	3,495,794

OTHER PAYABLES	157,218	154,207
Total Liabilities	4,561,009	3,650,001

MINORITY INTEREST	2,735,369	-

STOCKHOLDERS' EQUITY:
Preferred stock ($.001 Par Value; 1,000,000 shares authorized;
No shares issued and outstanding)	-	-
Common stock ($.001 Par Value; 200,000,000 shares authorized;
116,532,712 and 87,006,936 shares issued and outstanding at October 31, 2008
and April 30, 2008, respectively)	116,533	87,007
Additional paid-in capital	23,707,554	17,218,066
Retained earnings	7,041,384	6,325,919
Subscription receivable	-	(372,900)
Other comprehensive income - foreign currency	3,685,091	3,189,794
Total Stockholders' Equity	34,550,562	26,447,886

Total Liabilities and Stockholders' Equity	$41,846,940	$30,097,887

SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Six Months
	Ended October 31,		Ended October 31,
	2008	2007	2008	2007

NET REVENUES	$6,559,912	$5,684,189	$12,787,784	$9,901,426
COST OF REVENUES	4,912,344	4,220,549	9,630,011	7,094,671

GROSS PROFIT	1,647,568	1,463,640	3,157,773	2,806,755

OPERATING EXPENSES:
Stock-based consulting expense	123,748	123,748	247,496	247,496
Selling expenses	463,019	821,843	922,355	1,398,803
General and administrative	558,802	346,554	1,126,970	705,786
Total Operating Expenses	1,145,569	1,292,145	2,296,821	2,352,085

INCOME FROM OPERATIONS	501,999	171,495	860,952	454,670

OTHER INCOME :
Other income	542	1,269	782	1,066
Interest income	11,108	6,109	23,719	31,775
Total Other Income	11,650	7,378	24,501	32,841

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	513,649	178,873	885,453	487,511

INCOME TAXES	(92,430)	-	(166,600)	-

INCOME BEFORE MINORITY INTEREST	421,219	178,873	718,853	487,511

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(3,388)	-	(3,388)	-

NET INCOME	417,831	178,873	715,465	487,511

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation (loss) gain	(119,815)	308,464	495,297	719,320

COMPREHENSIVE INCOME	$298,016	$487,337	$1,210,762	$1,206,831

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
Net income per common share - basic	$0.00	$0.00	$0.01	$0.01
Net income per common share - diluted	$0.00	$0.00	$0.01	$0.01

Weighted Common Shares Outstanding - basic	88,304,772	87,006,936	87,652,308	86,779,093
Weighted Common Shares Outstanding - diluted	88,304,772	87,006,936	87,652,308	86,779,093